                                                                      EXHIBIT 12



                                                       CVRD
                                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       AT DECEMBER 31,              AT SEPTEMBER 30,
                                                                               -------------------------------     -----------------
                                                                               1996  1997     1998  1999  2000       2000      2001
                                                                               ----  ----     ----  ----  ----       ----      ----
Fixed charges
     Capitalized interest costs                                                  11      30       23      12     12     12       9
     Financial Expenses                                                         230     238      243     233    315    204     240
     Guaranteed preferred stock dividend (representing 6% of outstanding
     preferred capital stock)                                                    40      36       40      33     31     32      32
                                                                               ----------------------------------------------------
                                                                                281     304      306     278    358    248     281
                                                                               ====================================================
Earnings
     Pre-tax income before minorities and income (loss) from equity investees   441     629      692     670    731    660     588
     Fixed Charges                                                              281     304      306     278    358    248     281
     Amortization of capitalized interest                                        18      18       18      18     18     18      18
     Distributed income of equity investees                                     101     114      116      64    133     94     112
                                                                               ----------------------------------------------------
     Subtotal                                                                   841   1,065    1,332   1,030  1,240  1,020     999
     Less capitalized interest costs                                           (11)    (30)      (23)    (12)   (12)   (12)     (9)
                                                                               ----------------------------------------------------
                                                                                830   1,035    1,309   1,018  1,228  1,008     990
                                                                               ====================================================

Ratio of earnings to fixed charges ....                                        2.95x  3.40x    4.28x   3.66x  3.42x   4.06x    3.52x
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